WAIVER


        THIS WAIVER (this "Waiver") is entered into as of July 9, 1998, between Effective Management Systems, Inc. ("EMS"), a Wisconsin corporation EMS-East, Inc. ("EMS-East"), a Massachusetts corporation, Effective Management Systems of Illinois, Inc. ("EMS-Illinois"), and Illinois corporation (EMS, EMS-East and EMS-Illinois are each individually a "Borrower", and collectively "Borrowers"), and Foothill Capital Corporation ("Lender").

        WHEREAS, Borrowers and Lender are parties to a Loan and Security agreement dated as of December 30, 1997, as amended by that certain Waiver and First Amendment dated as of May 8, 1998 (the "Loan Agreement");

        WHEREAS, Borrower has informed Lender that Borrowers' Tangible Net Worth (as defined in the Loan Agreement) for the fiscal quarter ended May 31, 1998 is approximately negative Four Million Five Hundred Forty-Six Thousand Dollars (-$4,546,000);

        WHEREAS, Borrower has informed Lender that Borrowers' EBITDA (as defined in the Loan Agreement) for the six month period ending May 31, 1998 is approximately negative Eight Million Fifty-Nine Thousand Dollars (-$8,059,000);

        WHEREAS, as a result of the foregoing, Events of Default exist under Sections 7.20(a), 7.20(b) and 8.2 of the Loan Agreement;

        WHEREAS, Borrower has requested that Lender waive the foregoing Events of Default and Lender has agreed to do so subject to the terms hereof,

        NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows;

        1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

        2. Waiver. Subject to the reaffirmation by each Borrower of its representations and warranties under the Loan Agreement and its representations and warranties set forth herein and receipt by Lender of the waiver fee referred to below, Lender hereby waives the Events of Default arising solely as a result of the (i) Tangible Net Worth of Borrowers not being at least Two Hundred Fifty Thousand Dollars ($250,000) for the fiscal quarter ended May 31, 1998 and (ii) EBITDA of Borrowers not being at least Zero Dollars ($0) for the six month period ending May 31, 1998. The foregoing waiver shall not constitute a waiver of any other Event of Default that may exist, or a waiver of any future Event of Default that may occur.

        3. Representations. In order to induce Lender to enter into this Waiver, Borrower hereby represents and warrants to Lender that;

             (a) The representations and warranties of each Borrower contained in the Loan Agreement, are true and correct as of the date hereof as if made on the date hereof;

             (b) No Event of Default or event which, with giving of notice or the passage of time, or both would become an Event of Default, exists as of the date hereof (other than as described in Section 2 above);

             (c) The Tangible Net Worth of Borrowers as of May 31, 1998 is approximately negative Four Million Five Hundred Forty-Six Thousand Dollars (-$4,546,000); and

             (d) The EBITDA of Borrowers for the six month ending May 31, 1998 was approximately negative Eight Million Fifty-Nine Thousand Dollars (-$8,059,000).

        4. Waiver Fee. In consideration of the waiver described above, Borrowers agree to pay Lender a waiver fee of Five Hundred Dollars ($500) on the date hereof.


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             IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

                            EFFECTIVE MANAGEMENT SYSTEMS, INC.,
                            a Wisconsin corporation


                            By
                            Its      Secretary


                            EMS-EAST, Inc., a Massachusetts corporation


                            By
                            Its      Secretary



                            EFFECTIVE MANAGEMENT SYSTEMS OF
                            ILLINOIS, an Illinois corporation


                            By
                            Its      Treasurer



                            FOOTHILL CAPITAL CORPORATION



                            By
                            Its      Senior Vice President